EXHIBIT 99.2



                             BORDEN ASSOCIATES, INC.
                              260 NORTH ELM STREET
                               WESTFIELD, MA 01085
                                TEL: 413-564-5768
                                FAX: 413-564-5814


                                  May 22, 2003

Board of Directors
CareCentric, Inc.
Suite 310, 2625 Cumberland Parkway
Atlanta, GA 30339

     Re: Proposal from Borden Associates, Inc. ("BORDEN"), Messrs. John Reed, Stuart Reed, and James Burk (the "INVESTORS") to the Board of Directors of CareCentric, Inc. ("CARECENTRIC") dated January 28, 2003, as amended by the letter from Borden to the Board of Directors of CareCentric dated April 23, 2003 (the "PROPOSAL")


Gentlemen:

     On behalf of Borden and the Investors, I hereby amend the paragraph in the Proposal entitled "Funding" as follows:

         "The Investors will fund the purchase of shares from the Small Stockholders by investing in Borden, immediately prior to the Merger, an amount equal to the Total Cash Consideration; provided, however, that the Investors shall not be obligated to invest an amount in excess of $550,000, excluding amounts needed by Borden for expenses related to the transaction."

     As so amended, the Proposal will be kept open until 5 p.m. (EST) on Friday, June 13, 2003. We reserve the right to modify or withdraw the Proposal at any time prior to the execution and delivery of the definitive merger agreement in the event that we become aware of any facts or circumstances that we determine, in our sole discretion, make such action appropriate. We will not have any obligation to CareCentric or its stockholders with respect to the Proposal unless and until we execute and deliver a definitive merger agreement, which must be in form and content satisfactory to us in our sole discretion.

                                    Very truly yours,

                                    Borden Associates, Inc.


                                    /s/ John E. Reed

                                    John E. Reed, President




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